Exhibit 10.4

EMPLOYMENT AGREEMENT

This Agreement effective November 18, 2002, by and between Nevada Security Bank, a Nevada corporation (“Bank”), and David A. Funk (“Executive”).

Bank desires to employ Executive to devote full time to the business of the Bank, and Executive desires to be so employed.

The parties agree as follows:

I.

EMPLOYMENT TERM

Bank agrees to employ Executive, and Executive agrees to be so employed, in the capacity of President.  Employment shall begin November 18, 2002 and continue until termination in accordance with this Agreement.

II.

TIME AND EFFORTS

Executive shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as the Bank’s President.

III.

BOARD OF DIRECTORS

Executive shall be a member of the Board of Directors and at all times discharge his duties in consultation with and under the supervision of the Bank’s Board of Directors.  In the performance of his duties, Executive shall make his principal office in such place as the Bank’s Board of Directors and Executive may from time to time agree.

IV.

COMPENSATION

Bank shall pay to Executive as compensation for his services the sum of $140,000.00 per year payable semi-monthly.

V.

EXPENSES

(a)                                  Business.                                              The Bank shall reimburse Executive for all reasonable and necessary business expenses incurred in carrying out his duties under this Agreement.  Executive shall present to the Bank from time to time an itemized account of such expenses in any form required by the bank.

(b)                                 Memberships.                     The Bank shall pay or reimburse Executive for social, professional and community membership fees, including but not limited to, Hidden Valley County Club, Prospectors Club, Western Industrial of Nevada, Economic Development of Western Nevada, American Bankers Association, Western Independent Bankers and Nevada Bankers.

(c)                                  Automobile.                              The Bank shall pay Executive a car allowance of $700.00 a month.

VI.

EXECUTIVE BENEFITS

Executive shall receive the following:

(a)                                  Insurance.                                       Bank paid medical, vision, short and long term disability and a $525,000 life insurance policy.

(b)                                 Vacation.                                           Four weeks paid vacation per calendar year commencing January 1, 2003 accruing at the rate of one week every three months.  For the remainder of the calendar year 2002, Executive shall be entitled to four days paid vacation.  Upon termination Executive shall be paid for accrued and unused vacation.

(c)                                  Holidays.                                            All paid holidays the Bank observes.

(d)                                 Sick leave.                                     Ten paid sick leave days per year accruing at the rate 2.5 days every three months.  Unused sick days can be accumulated up to 120 days.

(e)                                  401K.               Executive is eligible to participate in Bank’s 401K Plan following 90 days of employment.  There are currently no Bank matching contributions.

(f)                                    Stock options.                  15,000 shares of Bank stock at an option price of $10 a share subject to the conditions of the Bank’s Stock Option Plan.  The option to purchase the stock shall vest as follows: 3,000 shares vest immediately on the first day of employment; thereafter an additional 3,000 shares vest yearly on the anniversary date of employment for 4 years.

(g)                                 Participation in other executive and/or employee-benefit plans.

Nothing in this Agreement shall in any manner modify, impair, or affect the existing or future rights or interests of the Executive (a) to receive any executive and/or employee-benefits to which he would otherwise be entitled, or (b) as a participant in the present or any future incentive profit-sharing or bonus plan, stock option plan or pension plan of the Bank.  The rights and interests of the Executive to any executive and/or employee benefits or as a participant or beneficiary in or under any or all such plans shall continue in full force and effect.  The Executive shall have the right at any future time to become a participant or beneficiary under or pursuant to any and all such plans.

VII.

TERMINATION FOR CAUSE

The Bank may terminate this Agreement at any time by action of its Board of Directors, without further obligation or liability to the Executive, in the event that:

(a)                                  The Executive fails to abide by and/or enforce the Bank’s written safety and soundness policies; or

(b)                                 The Executive is convicted of a felony or misdemeanor involving moral turpitude; or

(c)                                  State and/or Federal regulators request or order termination of this Agreement; or

(d)                                 The Executive commits any act which could cause termination of Coverage under the Bank’s Blanket Bond as to the Executive, as distinguished from termination of such coverage as to the Bank as a whole; or

(e)                                  The Executive dies.

VIII.

TERMINATION WITHOUT CAUSE

In the event the Board of Directors of the Bank determines that either (i) the continued association of the Executive with the Bank or (ii) the performance of his duties by the Executive is not in the best interest of the Bank, then the Bank may terminate this Agreement by action of its Board of Directors.  In the event of such termination without cause, the Executive shall be paid as and for severance payments and in lieu of any and all other Compensation, remedy or damages, a non-discounted lump-sum equal to not less than Twelve (12) months compensation at the then current base salary of the Executive, plus any accrued and unused vacation days and any accrued but unpaid Bonus Compensation.  In addition, the Bank, at its expense will provide the Executive and his dependent family with medical and vision insurance coverage for a period of not less than six (6) months following the Executive’s termination.  Upon such payment and provision of insurance coverage, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

IX.

ACTION BY SUPERVISORY AUTHORITY

If the Bank is closed or taken over by any banking supervisory authority, such banking authority may immediately terminate this Agreement without liability or obligation to the Executive.

X.

MERGER OR CORPORATE DISSOLUTION

In the event of a merger where the Bank is not the surviving corporation, in the event of a consolidation, in the event of a transfer of all or substantially all of the assets of the Bank, in the event of any other corporate reorganization where there is a change in ownership of at least Twenty Five Percent (25%) except as may result from a transfer of the Bank’s stock to another corporation in exchange for at least Sixty-Six and Two/Thirds Percent (66 2/3%) control of that corporation, or in the event of the dissolution of the Bank, the Executive may terminate this Agreement.  In the event of such termination, the Executive shall be paid, as and for severance payments and in lieu of any and all other compensation remedy or damages, a non-discounted lump-sum equal to not less than Twenty Four (24) months compensation at the then current base salary of the Executive, plus any accrued and unused vacation days and any accrued but unpaid Bonus Compensation.  In addition, the Bank at its expense will provide the Executive and his dependent family with medical and vision insurance coverage for a period of not less than Twelve (12) months following the Executive’s termination.  Upon such payment and provision of insurance coverage, any and all obligations of the Bank to the Executive shall have been fully and completely satisfied and the Executive shall be entitled to no additional compensation, claim, right or benefit hereunder or otherwise.

XI.

TERMINATION BY THE EXECUTIVE

The Executive may terminate his employment hereunder at any time upon Ninety (90) days notice to the Bank.  In such event, the Executive shall be entitled to all salary, bonus, and other benefits (accrued vacation, etc.), which have accrued prior to the effective date of termination.  All unvested options shall be forfeited and the Executive must exercise his vested options within Sixty (60) days of termination.  If not so exercised, those options shall also be forfeited.

XII.

INDEMNIFICATION

The Bank shall indemnify the Executive against liability or loss arising out of the Executive’s actual or asserted negligence, misfeasance or malfeasance in the performance of the Executive’s duties or out of any actual or asserted wrongful act or omission against, or by, the Bank including, but not limited to, judgments, fines, settlements, expenses, attorney fees and costs incurred in the defense of actions, proceedings and appeals therefrom.  The Bank shall provide Directors and Officers Liability Insurance to indemnify and insure the Bank and the Executive from and against the aforementioned liabilities.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

XIII.

NOTICES

Any written notice required or desired to be given under this Agreement shall be given in writing and delivered, personally or by certified mail to the Executive’s residence or to the Bank’s principal office, as the case may be.

XIV.

WAIVER OF BREACH

The Bank’s waiver of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Bank.

XV.

ASSIGNMENT

The Executive acknowledges that his services are unique and personal.  Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement.  The Bank’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Bank’s successors and assigns.

XVI.

ATTORNEYS’ FEES AND COSTS

If either party brings an action or a proceeding, including arbitration, to enforce, protect, or establish any right or remedy under the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, and the fees and expenses of the arbitrators in any arbitration proceeding.

XVII.

ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties.  It may not be changed orally but only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

XVIII.

GOVERNING LAW

This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Nevada in effect from time to time.

XIX.

SEVERABILITY

The severability, unenforceability, invalidity, or illegality of any provision of this Employment Agreement shall not render any other provisions unenforceable, invalid, or illegal, and the Employment Agreement shall be construed in all respects as if the unenforceable, invalid or illegal provisions were omitted.

XX.

HEADINGS

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

XXI.

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

XXII.

GENDER AND NUMBER

As used in this Employment Agreement, the masculine, feminine, or neuter gender, and singular or plural number, shall each be considered to indicate the others whenever the context so indicates.

XXIII.

AGREEMENT TO BE CONSTRUED IN ACCORDANCE WITH ITS INTENT

This Agreement shall be construed in accordance with its intent and without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

IN WITNESS WHEREOF the parties have executed this Agreement effective the day first above written.

Nevada Security Bank		Executive

By:	/s/ Hal Giomi	/s/ David A. Funk
President & CEO		3290 [ILLEGIBLE]
address
Board of Directors		Reno, NV 89502

NEVADA SECURITY BANK

EMPLOYMENT AGREEMENT ADDENDUM

DAVID A. FUNK

An employment agreement dated November 18, 2003, by and between Nevada Security Bank and David A. Funk, is hereby amended to include the following paragraph:

EXECUTIVE BENEFITS

Retirement Benefits:   The Executive shall be provided with medical, dental and vision insurance benefits for himself and eligible family members equivalent to the maximum benefits available from time to time under the Bank’s Group Insurance program for an employee of the Executive’s salary level at the Bank’s expense upon retirement from the Bank.  Retirement age shall be at a minimum Sixty-two (62) years of age.

IN WITNESS WHEREOF the parties have executed this Addendum to the Agreement effective on May 9, 2003.

Nevada Security Bank		David A. Funk, Executive

By:	/s/ Hal Giomi	/s/ David A. Funk
Chief Executive Office
Board of Directors

NEVADA SECURITY BANK

EMPLOYMENT AGREEMENT ADDENDUM NUMBER TWO

DAVID A. FUNK

An employment agreement dated November 18, 2003, by and between Nevada Security Bank and David A. Funk, is hereby amended as follows:

VI.

EXPENSES

(C).  Automobile.            The Bank shall pay Executive a car allowance of $750.00 a month.

IN WITNESS WHEREOF the parties have executed this Addendum to the Agreement effective on July 2, 2003.

Nevada Security Bank		David A. Funk, Executive

By:	/s/ Hal Giomi	/s/ David A. Funk
Chief Executive Office